FIRST AMENDMENT TO EXCHANGE AGREEMENT

This First Amendment to Exchange Agreement (this “Amendment”), is dated as of December 1, 2016 (the “Execution Date”), by and between CNX Gas Company LLC, a Virginia limited liability company (“CONSOL”), on the one part, and Noble Energy, Inc., a Delaware corporation (“Noble”), on the other part. Noble and CONSOL may be referred to collectively as the “Parties” or individually as a “Party.” Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Exchange Agreement (as defined below).

WHEREAS, Seller and Purchaser entered into that certain Exchange Agreement dated as of October 29, 2016 (the “Exchange Agreement”); and

WHEREAS, the Parties desire to amend the Exchange Agreement, as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.The second sentence of Section 6.13 of the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the following:
“Prior to Closing, and for a period of 30 days thereafter, each Party shall use its reasonable efforts to assign to the other Party an undivided 50% interest in and to such Water Assets and associated rights-of-way, easements and surface rights and other real property and related assets used in connection therewith that are currently held solely by the assigning Party.”

2.Section 12.2(g) of the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the following:
“Within 30 days after the last day of the calendar month in which the Closing occurs both CONSOL and Noble agree to file “well transfer requests” with respect to each well included in the CONSOL Transferred Assets or the Noble Transferred Assets in the Pennsylvania Public Utility Commission (PUC) Act 13 online system and each Non-Transferring Party agrees to include the transferred wells on its “annual report” with the PUC and to pay any related impact fees, subject to such Party’s right of reimbursement under Section 12.2(f).”
3.The definition of “Specified Defects” shall be amended by adding to the end of the definition the following:
“or (viii) being a Conceded Title Defect under Section 2 of that certain Agreement attached hereto as Exhibit P. To the extent that any shortage of Net Acres is provided for under one of the subsections of this definition, such shortage of Net Acres cannot be claimed under another subsection of this definition.”
4.Appendix I to the Exchange Agreement is hereby amended to add a new defined term after the term “Assignment” and before the term “Benefit Net Acres Claim”:
““Available Credit Amount” means, as of the time of calculation, the difference between the Credit Amount less any amounts offset against the Credit Amount pursuant to Section 6.8(d) prior to such time of calculation.”
5.Appendix I to the Exchange Agreement is hereby amended to add a new defined term after the term “Control” and before the term “Customary Post Closing Consents”:
““Credit Amount” means an amount equal to $1,599,750.”
6.Section 6.8 of the Exchange Agreement is hereby amended by adding a new subjection (d) thereto as follows:
“(d)     To the extent that CONSOL is required to make a cash payment to Noble with respect to a Deficiency Net Acres Claim pursuant to Section 6.8(a)(iv), then in lieu of making such cash payment, CONSOL shall have the right to offset any such amounts owed by CONSOL to Noble against the Credit Amount until such time that the Available Credit Amount is equal to $0.00. At such time that the Available Credit Amount is equal to $0.00, if CONSOL is required to make any payments to Noble with respect to a Deficiency Net Acres Claim pursuant to Section 6.8(a)(iv), CONSOL shall again be required to make such payments in cash. On the first anniversary of the Closing, if the Available Credit Amount is greater than $0.00, Noble shall be required to make a cash payment to CONSOL equal to the then positive balance of the Available Credit Amount on such date.”
7.Schedule 1.1A to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Schedule 1.1A attached hereto.
8.Schedule 2.6 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Schedule 2.6 attached hereto.
9.Schedule 4.4 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Schedule 4.4 attached hereto.
10.Schedule 4.7, Part IV to the Exchange Agreement is hereby amended by removing the following matter from such schedule:

CASE NAME	DOCKET NUMBER and JURISDICTION	SUMMARY
Hall, Earl v. CNX Gas Company LLC	Case No. GD 10-21633 (Court of Common Pleas, Allegheny County, PA)
Plaintiff alleges that CNX improperly calculated royalties by allocating deductions for lost and used gas, failed to pay an oil royalty, and improperly took post-production deductions. Seeks breach of contract damages and an accounting.

11.Schedule 4.9 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Schedule 4.9 attached hereto.
12.Schedule 4.13 to the Exchange Agreement is hereby supplemented by the Schedule 4.13 attached hereto.
13.Schedule 4.15 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Schedule 4.15 attached hereto.
14.Schedule 5.4 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Schedule 5.4 attached hereto.
15.Schedule 5.9 to the Exchange Agreement is hereby is hereby deleted in its entirety and replaced in its entirety with the Schedule 5.9 attached hereto.
16.Schedule 5.13 to the Exchange Agreement in hereby is hereby deleted in its entirety and replaced in its entirety with the Schedule 5.13 attached hereto.
17.Schedule 5.15 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Schedule 5.15 attached hereto.
18.Exhibit A-1 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with Exhibit A-1 attached hereto.
19.Exhibit A-3 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Exhibit A-3 attached hereto.
20.Exhibit A-4, Part 1 to the Exchange Agreement is hereby supplemented by the Exhibit A-4, Part 1 attached hereto.
21.Exhibit B-1 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with Exhibit B-1 attached hereto.
22.Exhibit B-3 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with Exhibit B-3 attached hereto.
23.Exhibit B-4, Part 1 to the Exchange Agreement is hereby supplemented to include the following Contract.

Agreement Number	Parent Agmt Name	Original Lessee Agmt Lvl	Agreement Type	County	State
Q100188000	CHEVRON APPALACHIA, LLC, RELIANCE MARCELLUS, LLC	NOBLE ENERGY INC	Joint Operating Agreement	GREENE	PA

24.Exhibit G-2 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Exhibit G-2 attached hereto.
25.Exhibit G-3 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Exhibit G-3 attached hereto.
26.Exhibit I to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Exhibit I attached hereto.
27.Exhibit J-1 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Exhibit J-1 attached hereto.
28.Exhibit J-2 to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Exhibit J-2 attached hereto.
29.Exhibit O to the Exchange Agreement is hereby deleted in its entirety and replaced in its entirety with the Exhibit O attached hereto.
30.Exhibit P attached hereto is hereby added to the Exchange Agreement.
31.The Parties agree that the two Noble Transferred Leases identified on Exhibit B-1 attached hereto by CNX Agreement Numbers 274440000 (Commonwealth of Pennsylvania as Lessor) and 254769000 (Norfolk Southern Railway Company as Lessor) shall not be included in the Noble Assignment as the Parties believe that CONSOL holds title to such Noble Transferred Leases such that no such assignment currently appears to be necessary.
32.The Parties acknowledge that Noble was unable to obtain the Hard Consents for the following Noble Transferred Lease and the following Noble Contract, and, as a result, such Noble Transferred Lease and Noble Contract are being withheld from Closing and such Noble Transferred Lease and Noble Contract shall be subject to Section 3.4(b) of the Exchange Agreement.

Agreement Number	Parent Agmt Name	Original Lessee Agmt Lvl	Agreement Type	County	State
Q100188000	CHEVRON APPALACHIA, LLC, RELIANCE MARCELLUS, LLC	NOBLE ENERGY INC	Joint Operating Agreement	GREENE	PA
Q068672000	JACK PIATT II ET AL	J J OIL & GAS INCORPORATED	Oil and Gas Lease	Washington	PA
33.The Parties acknowledge that CONSOL has been unable to obtain the Hard Consent for the following CONSOL Transferred Lease. Each Party hereby waives its right to exclude such CONSOL Transferred Lease from the Closing pursuant to Section 3.4(b), and, as a result, each Party hereby agrees that such CONSOL Transferred Lease shall be transferred to Noble at Closing and that each Party shall bear one-half of any Liabilities attributable to, or arising out of, such unobtained Hard Consent.

QLS #	Legacy #	Type of Agreement	Grantor	Grantee	Agreement Date	County	State
156993004		Lease - Split	WRAY PAUL, EXECUTOR OF ESTATE BY DELILAH PAUL	CNX Gas COMPANY LLC	10/30/2010	Greene	Pennsylvania
34.With respect to the following CONSOL Contract and the following Noble Contracts, the Parties hereby agree that, in lieu of any assignment of all or any part of such Contracts, the Parties shall effect the transfer of the capacity to be transferred thereunder (as reflected on Exhibit A-4 or Exhibit B-4 to the Exchange Agreement, as applicable) through the termination of such Contracts and/or by causing such Contracts to be amended so as to have the same effect as if such Contracts were assigned to the other Party (as contemplated on Exhibit A-4 and Exhibit B-4 to the Exchange Agreement, as applicable).

Agreement Type	Full/Partial Assignment	Counterparty	Name/Location	Contract Number	Start Date	End Date
Gas Processing	Partial	MarkWest Liberty Midstream & Resources, LLC	Majorsville BPCR	N/A	11/25/2013	4/1/2022
Gas Gathering	Full	MarkWest Liberty Midstream & Resources, LLC	ACAA Gathering/Cibus Ranch	N/A	6/1/2016	5/29/2028
Gas Processing	Full	MarkWest Liberty Midstream & Resources, LLC	Mobley	N/A	4/1/2014	3/31/2026
Gas Processing	Full	MarkWest Liberty Midstream & Resources, LLC	Sherwood	N/A	7/1/2014	6/30/2026
Condensate Gathering	Full	MarkWest Liberty Midstream & Resources, LLC	ACAA Gathering/Cibus Ranch	N/A	7/1/2016	6/30/2028
35.Except as modified and amended hereby, the Exchange Agreement shall continue in full force and effect and Noble and CONSOL ratify and confirm the Exchange Agreement as amended hereby.
36.Sections 12.1, 12.6 through 12.9 and 12.12 through 12.19 of the Exchange Agreement are incorporated herein by reference.
[Signature page follows]
IN WITNESS WHEREOF, CONSOL and Noble have executed this Amendment on the Execution Date.

CONSOL:

CNX GAS COMPANY LLC

By: /s/ Donald W. Rush
Name: Donald W. Rush
Title: Vice President

Noble:

NOBLE ENERGY, INC.

By: /s/ Donald G. Moore
Name: Donald G. Moore
Title: Vice President

US-DOCS\73711317.8